Exhibit 99.3

ACCO Brands Corporation and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2020

(Unaudited)

	ACCO Brands Historical	PowerA Historical	Pro Forma Adjustments	Note 4	ACCO Brands Pro Forma
(in millions)
Assets
Current assets:
Cash and cash equivalents	$85.8	$—	$(1.6)	(a)	$84.2
Accounts receivable, net	343.7	35.6	(35.6)	(b)	343.7
Inventories	300.5	36.1	—		336.6
Other current assets	35.0	3.7	—		38.7
Total current assets	765.0	75.4	(37.2)		803.2
Property, plant and equipment, net	239.8	0.8	—		240.6
Right of use asset, leases	87.0	—	1.6	(c)	88.6
Deferred income taxes	117.3	—	—		117.3
Goodwill	723.4	1.3	88.0	(d,e)	812.7
Identifiable intangibles, net	726.8	1.6	238.1	(d,f)	966.5
Other non-current assets	36.5	—	—		36.5
Total assets	$2,695.8	$79.1	$290.5		$3,065.4
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$5.8	$—	$—		$5.8
Current portion of long-term debt	30.0	—	—		30.0
Accounts payable	171.4	34.0	(34.0)	(b)	171.4
Accrued compensation	41.9	1.6	—		43.5
Accrued customer program liabilities	76.9	—	—		76.9
Lease liabilities	20.1	—	0.3	(c)	20.4
Other current liabilities	124.2	8.1	14.1	(g,i)	146.4
Total current liabilities	470.3	43.7	(19.6)		494.4
Long-term debt, net	876.3	—	338.4	(a)	1,214.7
Long-term lease liabilities	76.4	—	1.3	(c)	77.7
Deferred income taxes	170.7	—	—		170.7
Pension and post-retirement benefit obligations	268.7	—	—		268.7
Other non-current liabilities	108.2	1.7	7.8	(g)	117.7
Total liabilities	1,970.6	45.4	327.9		2,343.9
Stockholders' equity:
Total stockholders' equity	725.2	33.7	(37.4)	(h,i)	721.5
Total liabilities and stockholders' equity	$2,695.8	$79.1	$290.5		$3,065.4

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

ACCO Brands Corporation and Subsidiaries

Pro Forma Condensed Consolidated Statements of Income

Year Ended December 31, 2019

(Unaudited)

	ACCO Brands Historical	PowerA Historical	Pro Forma Adjustments	Note 4	ACCO Brands Pro Forma
(in millions, except per share data)
Net sales	$1,955.7	$168.3	$—		$2,124.0
Cost of products sold	1,322.2	109.4	—		1,431.6
Gross profit	633.5	58.9	—		692.4
Operating costs and expenses:
Selling, general and administrative expenses	389.9	24.0	—		413.9
Amortization of intangibles	35.4	—	16.3	(f)	51.7
Restructuring charges	12.0	—	—		12.0
Total operating costs and expenses	437.3	24.0	16.3		477.6
Operating income	196.2	34.9	(16.3)		214.8
Non-operating expense (income):
Interest expense	43.2	1.8	10.4	(j)	55.4
Interest income	(3.2)	—	—		(3.2)
Non-operating pension income	(5.5)	—	—		(5.5)
Other expense (income), net	(1.8)	(0.1)	—		(1.9)
Income before income tax	163.5	33.2	(26.7)		170.0
Income tax expense	56.7	—	(6.7)	(k)	50.0
Net income	$106.8	$33.2	$(20.0)		$120.0

Per share:
Basic income per share	1.07				1.21
Diluted income per share	1.06				1.19

Weighted average number of shares outstanding:
Basic	99.5				99.5
Diluted	101.0				101.0

ACCO Brands Corporation and Subsidiaries

Pro Forma Condensed Consolidated Statements of Income

Nine Months Ended September 30, 2020

(Unaudited)

	ACCO Brands Historical	PowerA Historical	Pro Forma Adjustments	Note 4	ACCO Brands Pro Forma
(in millions, except per share data)
Net sales	$1,195.1	$130.4	$—		$1,325.5
Cost of products sold	845.8	85.6	—		931.4
Gross profit	349.3	44.8	—		394.1
Operating costs and expenses:
Selling, general and administrative expenses	247.7	18.6	—		266.3
Amortization of intangibles	24.1	—	12.4	(f)	36.5
Restructuring charges	7.3	—	—		7.3
Total operating costs and expenses	279.1	18.6	12.4		310.1
Operating income	70.2	26.2	(12.4)		84.0
Non-operating expense (income):
Interest expense	28.7	0.9	8.2	(j)	37.8
Interest income	(0.8)	—	—		(0.8)
Non-operating pension income	(4.4)	—	—		(4.4)
Other expense (income), net	0.8	(0.3)	—		0.5
Income before income tax	45.9	25.6	(20.6)		50.9
Income tax expense	13.7	—	(5.2)	(k)	8.5
Net income	$32.2	$25.6	$(15.4)		$42.4

Per share:
Basic income per share	0.34				0.45
Diluted income per share	0.33				0.44

Weighted average number of shares outstanding:
Basic	95.0				95.0
Diluted	96.2				96.2

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared using ACCO Brands Corporation’s (“the Company”) and the PowerA Business’ historical consolidated financial information and present the pro forma effect of the acquisition and certain adjustments described herein in accordance with Article 11 of Regulation S-X. The historical financial information of the Company and the PowerA Business has been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The historical financial information of the Company and the information presented herein are in U.S. dollars (“USD”) unless otherwise stated.

The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Topic 805, Business Combinations (“ASC 805”) with ACCO Brands Corporation considered the acquirer of the PowerA Business (“the Acquisition”) for accounting purposes. The pro forma condensed consolidated financial statements are provided for illustrative purposes only and are not intended to represent, and are not necessarily indicative of, what the operating results or financial position of the Company would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the Company’s future operating results or financial position. The pro forma condensed consolidated balance sheet gives effect to the transaction as if the acquisition occurred on September 30, 2020 and the pro forma condensed consolidated statements of income give effect to the transaction as if it occurred on January 1, 2019. The pro forma financial information does not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the Company may achieve with respect to the Acquisition. Additionally, the unaudited pro forma condensed consolidated statements of income do not include non-recurring charges or credits that result directly from the Acquisition. Differences between estimates used in the purchase price allocation included within these unaudited pro forma condensed consolidated financial statements and the final purchase price allocation amounts will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements or future financial statements.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the consolidated results of the combined company.

Note 2. Description of Financing

The Acquisition was funded using borrowings under our revolving credit facility. To complete the Acquisition, the Company drew down approximately $340.0 million of the revolving credit facility.

Note 3. Purchase Consideration and Preliminary Purchase Price Allocation

The fair value of the purchase consideration was allocated to the preliminary fair value of the net tangible assets acquired and to the separately identifiable intangible assets. The excess of the aggregate fair value of the net tangible assets and identified intangible assets has been treated as goodwill in accordance with ASC 805.

The Company has performed a preliminary valuation analysis of the fair market value of the assets to be acquired and liabilities to be assumed. Using the total consideration for the Acquisition, the Company has estimated the allocations to such assets and liabilities.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property and equipment, (2) changes in allocations to intangible assets such as trade names, technology and customer and OEM relationships as well as goodwill, (3) changes to the fair value of the contingent consideration and, (4) other changes to assets and liabilities.

The following table summarizes the allocation of the preliminary purchase price as of the acquisition date of December 17, 2020:

(in millions)
Calculation of Goodwill:
Net purchase price	$340.0

Fair value of contingent consideration	$18.2

Plus fair value of liabilities assumed:
Accrued liabilities*	9.5
Fair value of liabilities assumed	$9.5

Less fair value of assets acquired:
Inventory*	28.7
Property and equipment*	0.2
Identifiable intangibles	239.7
Other assets*	13.5
Fair value of assets acquired	$282.1

Goodwill	$85.6

*Included in the Acquisition and not included as a pro forma adjustment. The preliminary purchase price allocation was performed as of the transaction date of December 17, 2020 while the pro forma condensed consolidated balance sheet is as of September 30, 2020. Therefore, certain working capital accounts that were included in the Acquisition are better represented as of September 30, 2020. These working capital accounts are included in the PowerA Historical figures as of September 30, 2020 and were not included as pro forma adjustments. Changes in these amounts between September 30, 2020 and December 17, 2020 resulted in an adjustment to Goodwill of $3.7 million.

Note 4. Pro Forma Adjustments

(a) Reflects the debt issuance costs presented as a reduction to Cash and cash equivalents. The net increase to debt (net of $1.6 million of debt issuance costs) reflects borrowings under our revolving credit facility of $340.0 million incurred to finance the acquisition of PowerA upon consummation of the acquisition.

(b) Reflects the elimination of assets or liabilities not included in the Acquisition.

(c) Represents the PowerA adoption of accounting standard ASU No. 2016-02, Leases (Topic 842) to conform with the Company’s accounting policy. Within the unaudited pro forma balance sheet, it includes the addition of the “Right of use asset, leases” of $1.6 million and Lease liabilities of $1.6 million, for which $0.3 million relates to the current portion and $1.3 million relates to the long-term lease liabilities.

(d) Represents the elimination of existing PowerA purchased identifiable intangibles of $1.6 million and goodwill of $1.3 million.

(e) Reflects an adjustment to record estimated preliminary goodwill. The calculation of estimated preliminary goodwill is equal to the consideration given in determining the purchase price, offset by the estimated preliminary fair value of net assets acquired. Reflects the recognition of new goodwill of $85.6 million resulting from the Acquisition plus the $3.7 million adjustment to goodwill to reflect changes to accounts acquired between the September 30, 2020 pro forma financial statement data and the acquisition date of December 17, 2020.

(f) Reflects an adjustment to record preliminary purchased identifiable intangibles, including trade names, technology, OEM and customer relationships, at their estimated fair values. The preliminary estimated values assigned were based on the estimated future discounted cash flows attributable to the asset. These future cash flows were estimated based on the historical cash flows and then adjusted for anticipated future changes, primarily expected changes in sales volume or price.

The Company expects that the amortization of trade names, technology, OEM and customer relationships will be expensed on a straight- line basis. Preliminary definite-lived trade names, technology, OEM and customer relationships are expected to be amortized over lives ranging from 5 to 15 years. The following table summarizes the estimated preliminary fair values of the identifiable intangible assets and their estimated useful lives:

(in millions)	Estimated Fair Value	Estimated Useful Life	Year ended December 31, 2019 Amortization Expense	Nine months ended September 30, 2020 Amortization Expense
Customer Relationships	127.6	15	8.5	6.4
OEM Relationships	87.7	15	5.8	4.4
Tradenames	21.6	15	1.4	1.1
Technology	2.8	5	0.6	0.5
	$239.7		$16.3	$12.4
Less: historical book value of identified intangibles	(1.6)
Unaudited pro forma adjustment	$238.1

(g) This preliminary purchase price allocation includes $55.0 million of additional purchase price at estimated fair market value, contingent upon the PowerA Business achieving certain revenue and direct contribution targets during the calendar years 2021 and 2022, as set forth in the Purchase Agreement. The estimated preliminary fair value totals to $18.2 million including $10.4 million in other current liabilities and $7.8 million in other non-current liabilities.

(h) Reflects elimination of the PowerA historical equity accounts.

(i) Represents estimated transaction costs of $3.7 million (including advisory and other service costs) that were paid subsequent to the date of the ACCO Brands historical balance sheet.

(j) Represents estimated annual interest expense based on current LIBOR rates, amortization of capitalized debt issuance costs and the reversal of PowerA corporate allocation of interest expense as shown in the table below. The debt issuance costs will be amortized over 5 years.

(in millions)	Year ended December 31, 2019	Nine months ended September 30, 2020
Interest Expense	11.9	8.9
Amortization of debt issuance costs	0.3	0.2
Reversal of PowerA corporate allocation of interest expense	(1.8)	(0.9)
	$10.4	$8.2

(k) Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 25.1%.